UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                          GARNET RESOURCES CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                    366255107
                                 (CUSIP Number)

                                 ARTHUR H. AMRON
                             WEXFORD MANAGEMENT LLC
                             411 West Putnam Avenue
                               Greenwich, CT 06830
                                 (203) 862-7012
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                OCTOBER 28, 1998
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sect. 240.13d-1(e), Sect. 240.13d-1(f) or Sect. 240.13d-1(g), check the following box [ ].

NOTE: Schedules  filed  in paper format shall include a signed original and five
copies  of   the  schedule,  including all exhibits. See Sect. 240.13-d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  366255107

1    NAME OF REPORTING PERSONS
     Wexford Special Situations 1996, LP
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     (Intentionally Omitted)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)  [x]
          (b)  [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS (See  Instructions)
          OO

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
     7    SOLE VOTING POWER
            -0-

    8    SHARED VOTING POWER
            -0-

    9    SOLE DISPOSITIVE POWER
            -0-

    10   SHARED DISPOSITIVE POWER
            -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -0-

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES  CERTAIN SHARES
     (See  Instructions)             [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0%

14   TYPE OF REPORTING PERSON (See  Instructions)
     PN

CUSIP No.  366255107

1    NAME OF REPORTING PERSONS
     Wexford Special Situations 1996 Institutional, LP
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     (Intentionally Omitted)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
          (a)  [x]
          (b)  [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS (See  Instructions)
     OO

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED  PURSUANT TO ITEMS
     2(d) OR 2(e)                                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
    7    SOLE VOTING POWER
            -0-

    8    SHARED VOTING POWER
            -0-

    9    SOLE DISPOSITIVE POWER
            -0-

    10   SHARED DISPOSITIVE POWER
            -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -0-

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See  Instructions)             [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0%

14   TYPE OF REPORTING PERSON (See  Instructions)
     PN

CUSIP No.  366255107

1    NAME OF REPORTING PERSONS
     Wexford Special Situations 1996 Limited
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     (Intentionally Omitted)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
          (a)  [x]
          (b)  [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS (See  Instructions)
     OO

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
     7    SOLE VOTING POWER
            -0-

     8    SHARED VOTING POWER
            -0-

     9    SOLE DISPOSITIVE POWER
            -0-

     10   SHARED DISPOSITIVE POWER
            -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -0-

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See  Instructions)            [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0%

14   TYPE OF REPORTING PERSON (See  Instructions)
     CO

CUSIP No.  366255107

1    NAME OF REPORTING PERSONS
     Wexford-Euris Special Situations 1996, LP
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     (Intentionally Omitted)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
          (a)  [x]
          (b)  [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS (See  Instructions)
     OO

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
     7    SOLE VOTING POWER
            -0-

     8    SHARED VOTING POWER
            -0-

     9    SOLE DISPOSITIVE POWER
            -0-

     10   SHARED DISPOSITIVE POWER
            -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -0-

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See  Instructions)            [  ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0%

14   TYPE OF REPORTING PERSON (See  Instructions)
     PN

CUSIP No.  366255107

1    NAME OF REPORTING PERSONS
     Wexford Management LLC
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     (Intentionally Omitted)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
          (a)  [x]
          (b)  [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS (See  Instructions)
     OO

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                   [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
     Connecticut

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
     7    SOLE VOTING POWER
            -0-

     8    SHARED VOTING POWER
            -0-

     9    SOLE DISPOSITIVE POWER
            -0-

     10   SHARED DISPOSITIVE POWER
            -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -0-

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See  Instructions)             [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0%

14   TYPE OF REPORTING PERSON (See  Instructions)
     OO

CUSIP No.  366255107

1    NAME OF REPORTING PERSONS
     Wexford Advisors, LLC
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     (Intentionally Omitted)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
          (a)  [x]
          (b)  [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS (See  Instructions)
     OO

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                  [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
     7    SOLE VOTING POWER
            -0-

     8    SHARED VOTING POWER
            -0-

     9    SOLE DISPOSITIVE POWER
            -0-

     10   SHARED DISPOSITIVE POWER
            -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -0-

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See  Instructions)             [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0%

14   TYPE OF REPORTING PERSON (See  Instructions)
     OO

CUSIP No.  366255107

1    NAME OF REPORTING PERSONS
     Wexford Euris Advisors, L.L.C.
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     (Intentionally Omitted)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
          (a)  [x]
          (b)  [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS (See  Instructions)
     OO

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                   [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
     7    SOLE VOTING POWER
            -0-

     8    SHARED VOTING POWER
            -0-

     9    SOLE DISPOSITIVE POWER
            -0-

     10   SHARED DISPOSITIVE POWER
            -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -0-

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See  Instructions)     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0%

14   TYPE OF REPORTING PERSON (See  Instructions)
     OO

CUSIP No.  366255107

1    NAME OF REPORTING PERSONS
     Charles E. Davidson
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     (Intentionally Omitted)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
          (a)  [x]
          (b)  [ ]
3    SEC USE ONLY

4    SOURCE OF FUNDS (See  Instructions)
     OO

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                     [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
     7    SOLE VOTING POWER
            -0-

     8    SHARED VOTING POWER
            -0-

     9    SOLE DISPOSITIVE POWER
            -0-

     10   SHARED DISPOSITIVE POWER
            -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -0-

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See  Instructions)     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0%

14   TYPE OF REPORTING PERSON (See  Instructions)
     IN

CUSIP No.  366255107

1    NAME OF REPORTING PERSONS
     Joseph M. Jacobs
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     (Intentionally Omitted)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
          (a)  [x]
          (b)  [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS (See  Instructions)
     OO

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)              [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
     7    SOLE VOTING POWER
            -0-

     8    SHARED VOTING POWER
            -0-

     9    SOLE DISPOSITIVE POWER
            -0-

     10   SHARED DISPOSITIVE POWER
            -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -0-

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See  Instructions)     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0%

14   TYPE OF REPORTING PERSON (See  Instructions)
     IN

Schedule 13D

ONLY THOSE ITEMS WHICH ARE HEREBY REPORTED ARE
AMENDED. ALL OTHER ITEMS REMAIN UNCHANGED. ALL
DEFINED TERMS SHALL HAVE THE SAME MEANING AS
PREVIOUSLY ASCRIBED TO THEM IN THE ORIGINAL FILING
OF SCHEDULE 13D ON FEBRUARY 19, 1997, UNLESS
OTHERWISE NOTED.




Item 5.   Interest in Securities of the Issuer.

          Pursuant to a Debenture Purchase Agreement dated as of June 24, 1998 (the "Debenture Purchase Agreement"), between the Debenture holders (including the Reporting Persons) and Aviva Petroleum Inc. ("Aviva") and pursuant to an Agreement and Plan of Merger, effective October 28, 1998 (the "Merger"), between Garnet and Aviva, all of the Debentures were exchanged for shares of common stock of Aviva. As a result thereof, the Reporting Persons no longer own any Debentures, shares of Common Stock or any other derivative securities of Garnet.

Item 7.   Material to be Filed as Exhibits.

     None.

Signature


          After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.




Dated: November 12, 1998

             WEXFORD SPECIAL SITUATIONS 1996, LP
             By: Wexford Advisors, LLC,
                 its general partner


                By:  /s/Arthur H. Amron
                     ----------------------------
                Name:  Arthur H. Amron
                Title: Vice President




              WEXFORD SPECIAL SITUATIONS
               1996 INSTITUTIONAL, LP
              By:  Wexford Advisors, LLC,
                   its general partner


                By:  /s/Arthur H. Amron
                     ----------------------------
                Name:  Arthur H. Amron
                Title: Vice President



               WEXFORD-EURIS SPECIAL SITUATIONS
                1996, LP
               By:  Wexford-Euris Advisors, LLC,
                    its general partner


                By:  /s/Arthur H. Amron
                     ----------------------------
                Name:  Arthur H. Amron
                Title: Vice President

                WEXFORD SPECIAL SITUATIONS
                 1996 LIMITED
                By:  Wexford Advisors, LLC

                By:  /s/Arthur H. Amron
                     ----------------------------
                Name:  Arthur H. Amron
                Title: Vice President





                 WEXFORD MANAGEMENT, LLC


                By:  /s/Arthur H. Amron
                     ----------------------------
                Name:  Arthur H. Amron
                Title: Senior Vice President



                 WEXFORD ADVISORS, LLC


                 By:  /s/Arthur H. Amron
                     ----------------------------
                 Name:  Arthur H. Amron
                 Title: Vice President


                 WEXFORD EURIS ADVISORS, LLC


                By:  /s/Arthur H. Amron
                     ----------------------------
                Name:  Arthur H. Amron
                Title: Vice President




                 /s/ Charles E. Davidson
                 --------------------------------
                  Charles E. Davidson


                 /s/ Joseph M. Jacobs
                 --------------------------------
                 Joseph M. Jacobs